SOUTHWEST AIRLINES REPORTS JULY TRAFFIC

DALLAS, TEXAS – August 9, 2017 – Southwest Airlines Co. (NYSE: LUV) (the "Company") today reported its July and year-to-date preliminary traffic statistics.

The Company flew 12.4 billion revenue passenger miles (RPMs) in July 2017, an increase of 6.0 percent from the 11.7 billion RPMs flown in July 2016. Available seat miles (ASMs) increased 5.5 percent to 14.2 billion in July 2017, compared with July 2016 ASMs of 13.4 billion. The July 2017 load factor was 87.3 percent, compared with 86.9 percent in July 2016. Based on these results and current trends, the Company continues to expect its third quarter 2017 operating revenue per ASM (RASM) to increase approximately one percent, as compared with third quarter 2016.

This release, as well as past news releases about Southwest Airlines Co., is available online at Southwest.com.

Cautionary Statement Regarding Forward-Looking Statements
This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specific forward-looking statements include, without limitation, statements related to the Company's financial outlook and projected results of operations. These forward-looking statements are based on the Company's current intent, expectations, and projections and are not guarantees of future performance. These statements involve risks, uncertainties, assumptions, and other factors that are difficult to predict and that could cause actual results to vary materially from those expressed in or indicated by them. Factors include, among others, (i) changes in demand for the Company's services and other changes in consumer behavior; (ii) the impact of economic conditions, fuel prices, actions of competitors, and other factors beyond the Company's control, on the Company's business; (iii) the Company's ability to timely and effectively implement, transition, and maintain the necessary information technology systems and infrastructure to support its operations and initiatives; (iv) the impact of governmental regulations and other governmental actions related to the Company's operations; (v) the Company’s dependence on third parties; (vi) the impact of labor matters on the Company's business; and (vii) other factors, as described in the Company's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2016.

Investor Contact:
Southwest Airlines Investor Relations
214-792-4415

Media Contact:
Southwest Airlines Media Relations
214-792-4847
www.southwestairlinesinvestorrelations.com
/more

Southwest Airlines Co.
Preliminary Comparative Traffic Statistics

JULY
	2017	2016	Change
Revenue passengers carried	11,927,949	11,112,682	7.3%
Enplaned passengers	14,650,994	13,630,005	7.5%
Revenue passenger miles (000s)	12,361,968	11,665,756	6.0%
Available seat miles (000s)	14,161,204	13,419,118	5.5%
Load factor	87.3%	86.9%	0.4 pts.
Average length of haul	1,036	1,050	(1.3)%
Trips flown	120,870	114,619	5.5%

YEAR-TO-DATE
	2017	2016	Change
Revenue passengers carried	75,459,601	72,057,130	4.7%
Enplaned passengers	91,666,335	87,737,687	4.5%
Revenue passenger miles (000s)	76,085,322	72,781,613	4.5%
Available seat miles (000s)	91,032,299	86,912,549	4.7%
Load factor	83.6%	83.7%	(0.1) pts.
Average length of haul	1,008	1,010	(0.2)%
Trips flown	790,487	763,608	3.5%

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SW-T